EXHIBIT 99.1

ZW Data Action Technologies Reports Full Year 2023 Audited Financial Results

BEIJING, June 28, 2024 (GLOBE NEWSWIRE) -- ZW Data Action Technologies Inc. (Nasdaq: CNET) (the "Company"), an integrated online advertising, precision marketing, data analytics and other value-added services provider serving enterprise clients, today announced its audited financial results for the year ended December 31, 2023.

Full Year 2023 Financial Results

Revenues

For the full year of 2023, revenues increased by $4.35 million, or 16.6%, to $30.59 million from $26.24 million for the previous year. The increase in revenues was primarily attributable to the increase in our main stream service revenues from the distribution of the right to use search engine marketing services business segment, as a result of the lifting of COVID-19 related restrictions, which improved the advertising investment budgets and advertising services demands of our small medium enterprises (“SMEs”) clients.

Cost of revenues

Total cost of revenues increased by $4.59 million, or 17.4%, to $31.02 million for the full year of 2023 from $26.43 million for the previous year. The increase in cost of revenues was primarily attributable to the increase in costs associated with the distribution of the right to use search engine marketing service we purchased from key search engines, which was in line with the increase in revenues from the related business category.

Gross loss and gross loss margin

Gross loss was $0.44 million for the full year of 2023, compared to $0.19 million for the previous year. Overall gross loss margin rate was 1.4% for the full year of 2023, compared to 0.7% for the previous year.

Operating expenses

Sales and marketing expenses were $0.27 million for the full year of 2023, compared to $0.27 million for the previous year. Due to certain aspects of our business nature, the fluctuation of our sales and marketing expenses usually does not have a direct linear relationship with the fluctuation of our net revenues.

General and administrative expenses decreased by $4.24 million, or 51.1%, to $4.06 million for the full year of 2023 from $8.30 million for the previous year. The decrease in general and administrative expenses was mainly attributable to the decrease in allowance for doubtful accounts of $1.4 million and general administrative expenses of $2.9 million.

Research and development expenses decreased by $0.21 million, or 92.6%, to $0.02 million for the full year of 2023 from $0.23 million for the previous year. The decrease in research and development expenses was primarily due to a reduction in headcount in the research and development department.

Operating loss

Loss from operations was $6.01 million for the full year of 2023, compared to $11.12 million for the previous year. Operating loss margin was 19.7% for the full year of 2023, compared to 42.4% for the previous year.

Other income, net

Net other income was $0.04 million for the full year of 2023, compared to $1.33 million for the previous year. The decrease was primarily attributable to the decrease in change in fair value of warrant liabilities of $1.67 million.

Net loss attributable to CNET and loss per share

Net loss attributable to CNET was $5.97 million, or loss per share of $0.83, for the full year of 2023. This was compared to a net loss attributable to CNET of $9.79 million, or loss per share of $1.37, for the previous year.

Financial Condition

As of December 31, 2023, the Company had cash and cash equivalents of $0.82 million, compared to $4.39 million as of December 31, 2022. Accounts receivable, net was $0.84 million as of December 31, 2023, compared to $1.75 million as of December 31, 2022. Working capital was $4.11 million as of December 31, 2023, compared to $6.61 million as of December 31, 2022.

Net cash used in operating activities was $2.01 million for the full year of 2023, compared to $3.19 million for the previous year. Net cash used in investing activities was $1.54 million for the full year of 2023, compared to net cash provided by investing activities of $0.55 million for the previous year.

About ZW Data Action Technologies Inc.

Established in 2003 and headquartered in Beijing, China, ZW Data Action Technologies Inc. (the “Company”) offers online advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, the Company delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. The Company also develops blockchain and artificial intelligence enabled web/mobile applications and software solutions for clients. More information about the Company can be found at: http://www.zdat.com/.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ZW Data Action Technologies Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ZW Data Action Technologies Inc.’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ZW Data Action Technologies Inc. will be those anticipated by ZW Data Action Technologies Inc. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ZW Data Action Technologies Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Sherry Zheng
Weitian Group LLC
Email: shunyu.zheng@weitian-ir.com
Phone: +1 718-213-7386

ZW DATA ACTION TECHNOLOGIES INC. CONSOLIDATED BALANCE SHEETS (In thousands, except for number of shares and per share data)

	As of December 31,
	2023	2022
	(US $)	(US $)
Assets
Current assets:
Cash and cash equivalents	$817	$4,391
Accounts receivable, net of allowance for doubtful accounts of $3,987 and $3,760 respectively	844	1,745
Prepayment and deposit to suppliers	4,505	4,567
Other current assets, net	2,794	1,610
Total current assets	8,960	12,313

Long-term investments, net	794	1,596
Operating lease right-of-use assets	22	1,761
Property and equipment, net	215	249
Intangible assets, net	841	3,264
Long-term deposits and prepayments	-	69
Deferred tax assets, net	401	406
Total Assets	$11,233	$19,658

Liabilities and Equity
Current liabilities:
Accounts payable *	$201	$205
Advances from customers *	843	739
Accrued payroll and other accruals *	350	438
Taxes payable *	3,194	3,248
Operating lease liabilities *	24	347
Lease payment liabilities related to short-term leases *	99	101
Other current liabilities *	144	437
Warrant liabilities	-	185
Total current liabilities	4,855	5,700

Long-term liabilities:
Operating lease liabilities-Non current *	-	1,535
Long-term borrowing from a related party	124	126
Total Liabilities	4,979	7,361

Commitments and contingencies

Equity:
ZW Data Action Technologies Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 20,000,000 shares; issued and outstanding 7,204,506 shares and 7,174,506 shares at December 31, 2023 and 2022, respectively)	7	7
Additional paid-in capital	62,067	62,017
Statutory reserves	2,598	2,598
Accumulated deficit	(59,690)	(53,525)
Accumulated other comprehensive income	1,272	1,200
Total ZW Data Action Technologies Inc.’s stockholders’ equity	6,254	12,297

Noncontrolling interests	-	-
Total equity	6,254	12,297

Total Liabilities and Equity	$11,233	$19,658

* Liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets.

ZW DATA ACTION TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME (In thousands, except for number of shares and per share data)

	Year Ended December 31,
	2023	2022
	(US $)	(US $)

Revenues	$30,585	$26,235
Cost of revenues	31,021	26,429
Gross (loss)	(436)	(194)

Operating expenses
Sales and marketing expenses	267	269
General and administrative expenses	4,061	8,304
Research and development expenses	17	229
Impairment on intangible assets	1,231	2,123
Total operating expenses	5,576	10,925

Loss from operations	(6,012)	(11,119)

Other income/(expenses)
Change in fair value of warrant liabilities	185	1,854
Interest income	298	116
Impairment on long-term investments	(433)	(596)
Gain on disposal of subsidiaries	10	-
Other expenses, net	(24)	(49)
Total other income	36	1,325

Loss before income tax benefit/(expense) and noncontrolling interests	(5,976)	(9,794)
Income tax benefit/(expenses)	2	3
Net loss	(5,974)	(9,791)
Net income attributable to noncontrolling interests	-	-
Net loss attributable to ZW Data Action Technologies Inc.	$(5,974)	$(9,791)

Net loss	$(5,974)	$(9,791)
Foreign currency translation income/(loss)	72	118
Comprehensive loss	$(5,902)	$(9,673)
Comprehensive income attributable to noncontrolling interests	-	-
Comprehensive loss attributable to ZW Data Action Technologies Inc.	$(5,902)	$(9,673)

Loss per share
Loss per common share
Basic and diluted **	$(0.83)	$(1.37)

Weighted average number of common shares outstanding :
Basic and diluted **	7,194,890	7,136,290

ZW DATA ACTION TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Year Ended December 31,
	2023	2022
	(US $)	(US $)

Cash flows from operating activities
Net loss	$(5,974)	$(9,791)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,288	2,215
Amortization of operating lease right-of-use assets	364	341
Share-based compensation expenses	107	186
Loss on disposal of fixed assets	6	-
Impairment on long-term investments	433	596
Impairment on intangible assets	1,231	2,123
Provision of allowances for doubtful accounts	1,033	2,394
Change in fair value of warrant liabilities	(185)	(1,854)
Deferred taxes	(2)	(3)
Gain on disposal of subsidiaries	(10)	-
Effect of termination of an operating lease contract	(138)	-
Other non-operating (income)/losses	(300)	(113)
Changes in operating assets and liabilities
Accounts receivable	593	(276)
Prepayment and deposit to suppliers	36	1,652
Due from related parties	-	59
Other current assets	3	2
Accounts payable	(1)	(848)
Advances from customers	115	(420)
Accrued payroll and other accruals	(80)	60
Other current liabilities	(184)	836
Taxes payable	(4)	(6)
Operating lease liabilities	(343)	(302)
Lease payment liability related to short-term leases	-	(40)
Net cash used in operating activities	(2,012)	(3,189)

Cash flows from investing activities
Payment for leasehold improvements and purchase of vehicles, furniture and office equipment	(81)	-
Net proceeds from disposal of fixed assets	14	-
Cash effect of deconsolidation of subsidiaries	(3)	-
Investment and advances to ownership investee entities	(64)	-
Proceeds from disposal of subsidiaries	3	-
Proceeds from disposal of ownership investee entities	426	-
Repayment of short-term loans from ownership investee entities	-	12
Short-term loans to unrelated parties	(2,000)	(2,600)
Repayment of short-term loans and interest income from unrelated parties	168	2,140
Deposit and prepayment repaid from/(paid for) contracts of other investing activities	-	1,000
Net cash provided by/(used in) investing activities	(1,537)	552
Cash flows from financing activities
Proceeds from issuance of common stock and warrants (net of cash offering cost of $1,600)	-	-
Net cash provided by financing activities	-	-

Effect of exchange rate fluctuation on cash and cash equivalents	(25)	(145)

Net (decrease)/increase in cash and cash equivalents	(3,574)	(2,782)

Cash and cash equivalents, at beginning of the year	4,391	7,173
Cash and cash equivalents, at end of the year	$817	$4,391

Supplemental disclosure of cash flow information

Income taxes paid	$-	$-
Interest expense paid	$-	$-